Exhibit 10.1

Minerco Resources Chairman & CEO Issues Letter to Shareholders

HOUSTON, TX, November 7, 2014 -- Minerco Resources, Inc. (OTC:MINE), the parent company of Level 5 Beverage Company, Inc. a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of forward-thinking, good-for-you consumer brands issued a letter to its shareholders from Chairman & CEO, V. Scott Vanis today. The letter follows:

Dear Shareholders,

We had a very busy year, and the last 90 days were a blur. I’m sure most of you have been keeping track of Minerco’s recent series of news releases announcing our progress in introducing VitaminFIZZ® to the marketplace.  It’s also well publicized that our subsidiary, Level 5 Beverage Company, has purchased controlling interest in Avanzar, one of the leading beverage distributors on the West Coast. On the distribution subject, we are also very excited to partner with JD’s Food Group to be the first enhanced sparkling water in the United Kingdom. Our New York City partner, Drink King, has also been lighting up countless VitaminFIZZ accounts: to the tune of over 300 locations so far. It's an exciting time for Minerco and its shareholders.

I’m writing this letter, and others in the near future, to let you know that I have been paying attention to various concerns many of you have expressed through social media and by directly contacting us.  Your concerns are important to the management of our company, and we intend to respond as frequently and openly as we possibly can.  After all, you have made a commitment to us, and we will always honor that commitment.

I’d like to start by highlighting and discussing our Annual Report, on Form 10-K, just filed with the Securities and Exchange Commission (SEC). Some highlights of our Annual Report include:

1.
In less than 90 days (starting in late August, 2014), we have hard launched VitaminFIZZ in two key markets (NYC and SoCal), placed it in over 600 sell-through locations, produced almost 25,000 cases of VitaminFIZZ, sold and/or received purchase orders for more than 22,000 cases and received numerous accolades to verify our rapid progress.

2.
Between April 30, 2014 and July 31, 2014, we reduced our derivative liability from $5,291,245 (on 4/30/14) to $650,135 (as of 7/31/14). That’s an over 85% REDUCTION in derivative liability. Expect more reductions as we continue to execute our business model.

3.
Throughout fiscal year (FY) 2014, while we reduced the liability side of our balance sheet, we continued to increase our assets. From 2013 to 2014, we increased our total assets from approximately $139,000 (on 7/31/13) to over $1,000,000 (as of 7/31/14). That’s an over 700% INCREASE in total assets. Expect significant increases as we continue to execute our business model.

Some topics in the Annual Report that may require further explanation:

1.
Our brand, The Herbal Collection™, has been transferred from Level 5 to Minerco. We are positioning ourselves to be a front runner in a very lucrative market with The Herbal Collection; however, the brand does not yet compliment Level 5’s family friendly, “good for you” brand line up. After discussions with partners, both existing and potential, we have officially moved The Herbal Collection to the Minerco umbrella. Expect to see some progress announced on The Herbal Collection around the first of the year.

2.	The year over year increase in General and Administrative (G&A) from $368,000 to $872,000 was expected due to bi-coastal product launches and the acquisition and development of new brands.

3.
The Company cannot state actual revenues because they are being audited now for our Q1 ending 10/31/2014. Based on preliminary results, estimated revenues for VitaminFIZZ alone were approximately 22,000 cases sold for the 1st Quarter. Exact revenues are still being audited by our independent auditors and will be available in our FY 2015 Q1 (ending 10/31/14) Form 10-Q which is due 12/15/14.

Continuing on, below are some frequently asked questions and my short answers:

Q:	Why the increase in the Outstanding Shares (O/S) and Reserve? (This is, the #1 question I have been asked most recently!)

A:
The increase in the O/S is twofold. (1) A few of the Convertible Promissory Notes entered into by the Company in early 2014 (and before) became due and/or presented conversions in Fiscal 2015 Q1. These Notes were allowed to convert out (we have no choice on Notes past their Maturity Date) to preserve operating capital during the hard launch of VitaminFIZZ on both coasts, especially once the launch was determined to be an “unprecedented success” by industry giants. (2) The opportunity to acquire Avanzar was literally a “once in a business plan” opportunity. We needed additional capital to complete this acquisition. The Avanzar acquisition will add an estimated $450,000 per month to Minerco’s FY 2015 top line revenue based on the deal structure. The long term financial and operational gains of this strategic acquisition / integration far outweigh any short term concerns.

Q:	How does Level 5’s 30% equity share of Avanzar’s revenues directly affect Minerco’s bottom line?

A:
The 30% equity stake of Avanzar (with two Options to acquire more equity) is important to the long term bottom line revenues of Minerco; however, the short term benefits immediately materialize in the 51% voting interest of Avanzar. By controlling Avanzar, Minerco (through Level 5) is able to consolidate (report) all top line Avanzar revenues to Minerco’s financials (including our Cash Flow statement). Avanzar is projected to do over $5,000,000 in gross, top line revenue in FY 2015 (all of this $5,000,000 will be reported as Minerco revenue). Additionally, the Avanzar acquisition allows us “2 bites at the apple” for every one of our products we sell through Avanzar in Southern California and in any territory to which Avanzar expands.

Q:	How many stores currently sell VitaminFIZZ?

A:
As of today, approximately 320 retail locations in the New York market carry VitaminFIZZ.  There are approximately 300 locations (including 175 Walgreens) carrying VitaminFIZZ in the Los Angeles market, and that number will grow significantly in the near future as Avanzar begins to roll out multiple national chain placements.  Avanzar just received authorization from multiple major retail chains (in addition to Walgreens) to place VitaminFIZZ in 100’s of Southern California chain locations over the coming months (including more than 50 chain locations by end of this year). Find locations on VitaminFIZZ website.

Q:	How much product has been produced to-date?

A:	To-date, we have produced approximately 25,000 cases of VitaminFIZZ. Next week, we have another 30,000+ cases (including all six flavors) scheduled for production with the new clear style label.

Q:	When will there be a national advertising roll out?

A:
Paid advertising will start in markets where and when there is significant saturation of product.  There is no point in getting consumers interested in VitaminFIZZ until there are ample retail outlets in their market for them to easily purchase.   However, we have rolled out a campaign of on-site sampling of VitaminFIZZ in numerous Southern California locations which has been very well received by Walgreens and its consumers. As we saturate individual markets and regions, we plan to initiate local and regional advertising campaigns.

Q:	When will the celebrity endorsement be announced?

A:
While we have talked with many possible endorsers of VitaminFIZZ, like a national advertising campaign, a celebrity endorsement is currently premature. Until there is significant product saturation in most of the major markets, a celebrity with a truly national audience is an irresponsible deployment of precious capital. Our capital is much better used for market expansion and local advertising /sampling, to name a few.

Q:	When will the company start a share buyback?

A:
Let me ask a question, and you answer for yourself. Would you, as a shareholder, rather we use your capital (which is currently borrowed) to buy back shares for a minimal realistic return, or would you prefer we deploy your capital to grow and expand your business for an exponentially larger realistic return? When profits are sufficient to responsibly buyback shares, we plan to initiate a share buyback and/or dividend payment to shareholders.

Q:	How are the sales of Coffee Boost™?

A:
Coffee Boost sales (in last 90 days) have been as expected since we were focused on VitaminFIZZ. The total sales of Boost is estimated to be approximately 1,000 cases. As discussed in the Annual Report and recent press release, the future Boost will be the integration into the Vitamin Creamer® product line. Additionally, Coffee Boost has another unique opportunity that is being evaluated right now.

Q:	Why did you expand to United Kingdom before more U.S. Markets?

A:
The expansion to the United Kingdom (UK) was a natural fit for our business model. Due to our world class relationships and product, we were able to secure one of the largest and most respected distributors in all of Europe. Additionally, if you notice, the timing of actually placing product in the UK is scheduled to be “in time for summer.” By the time product is docking in the UK, we plan to also be lighting up new markets in the USA. Our focus will be on domestic expansion and saturation; however, the UK is a virgin market for enhanced sparkling water. To not take advantage of that opportunity would be irresponsible. While this opportunity in the UK is very beneficial to the growth of the VitaminFIZZ brand, we have not paused our expansion to additional major US markets and are aggressively pursuing the goal of a nation-wide presence.

We had a very successful FY 2014, and every quarter and year hereafter will be more successful. We will always face challenges, but there will always be opportunities, as well. With our products, our management and our shareholders, we will conquer challenges head on and take full advantage of the opportunities. While we continue to evolve and solidify our identity, please know that we are working tirelessly and making incredible, tangible progress on our plans to make Minerco a major success.

I know you have many other questions and I will address those questions methodically in my ongoing series of letters.  Again, thank you for your confidence and support.

Sincerely,

V. Scott Vanis

Minerco Resources, Inc.
http://minercoresources.com/

Minerco CompanyBackground: Minerco Resources, Inc. (OTC: MINE) is the parent company of Level 5 Beverage Company, Inc. (Level 5), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of forward-thinking, good-for-you consumer brands. The Minerco / Level 5 brand umbrella includes: VitaminFIZZ®, Vitamin Creamer®, Coffee Boost™, The Herbal Collection™ and LEVEL 5®.

Public Disclosure
Details of the Company's business, finances and agreements can be found as part of the Company's continuous public disclosure as a fully reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information, please visit: http://www.minercoresources.com. The above statements have not been evaluated by the Food and Drug Administration (FDA). These products are not intended to diagnose, treat, cure or prevent any disease.

Safe Harbor Statement: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

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